Executed Version

EXHIBIT 10.2

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
BANK OF AMERICA, N.A.
One Bryant Park
New York, NY 10036
CONFIDENTIAL
May 7, 2017
Coach, Inc.
10 Hudson Yards
New York, NY 10001
Attention: Susan Vo & Kevin Wills
Project Kansas
Commitment Letter
Ladies and Gentlemen:
You (“you” or the “Borrower”) have advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS” and, together with Bank of America, the “Commitment Parties”, “we” or “us”) that you, directly or indirectly through one of your wholly-owned domestic subsidiaries (such subsidiary, the “Merger Sub”), intend to acquire (the “Acquisition”) a company previously identified to us and code named “Kansas” (the “Acquired Business”) and to consummate the other Transactions. Such Acquisition will be effected through (i) the purchase of shares of the common stock of the Acquired Business by the Merger Sub in the “Offer” (as defined in the Acquisition Agreement) and (ii) on the Closing Date (as defined below), promptly following the closing of the Offer, the merger (the “Merger”) of Merger Sub with and into the Acquired Business pursuant to Section 251(h) of the Delaware General Corporation Law, with the Target surviving such Merger as your direct or indirect wholly-owned subsidiary. In connection therewith, the Borrower intends to obtain a 364-day senior unsecured bridge term loan credit facility (the “Bridge Facility”) in an aggregate principal amount of up to $2,100,000,000 (as such amount may be reduced as set forth in the Term Sheet). The date of consummation of the Acquisition, Offer and Merger (and the date on which the Bridge Facility shall be available) is referred to herein as the “Closing Date.”
1.Commitments. In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide the full principal amount of the Bridge Facility (in such capacity, the “Initial Lender”) and its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility, all upon and subject to the terms and conditions set forth in this letter and in Exhibits A and B hereto (collectively, the “Term Sheet” and, together with this letter agreement, the “Commitment Letter”), (b) MLPFS is pleased to advise you of its willingness, and you hereby engage MLPFS, to act as the sole and exclusive lead arranger and sole and exclusive bookrunner (in such capacity, the “Lead Arranger”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders for the Bridge Facility subject to your consent to the extent expressly set forth herein (not to be unreasonably withheld or delayed) (collectively, the “Lenders”), including Bank of America. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in order to obtain commitments in connection with the Bridge Facility unless you and we shall so agree. The commitments of the Initial Lender in respect of the Bridge Facility and the undertaking of the Lead Arranger to provide the services described herein are subject solely to the satisfaction (or waiver) of each of the conditions precedent set forth on Exhibit B and upon the satisfaction (or waiver) of such conditions, the funding of the Bridge Facility shall occur. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet.
1.Syndication. The Lead Arranger intends to commence syndication of the Bridge Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined) (which syndication shall not reduce the commitment of the Initial Lender hereunder, except as provided for in Section 8) and you agree to use commercially reasonable efforts to provide us with a period of at least 20 consecutive days following the date hereof and prior to the Closing Date to syndicate the Bridge Facility. Until the earlier of 90 days following the Closing Date and the completion of a Successful Syndication (as defined in the Fee Letter (as defined below)) (such earlier date, the “Syndication Date”), you agree to actively assist, and to use your commercially reasonable efforts to cause the Acquired Business and its subsidiaries to actively assist, the Lead Arranger in achieving a Successful Syndication (as defined in the Fee Letter). Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business, their subsidiaries and their advisors to provide, the Lead Arranger (for distribution to Lenders and prospective Lenders) upon request with all information reasonably deemed necessary by the Lead Arranger to complete such syndication, (b) your assistance in the preparation of an information memorandum with respect to the Bridge Facility in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger (each, an “Information Memorandum”) and other materials to be used in connection with the syndication of the Bridge Facility (collectively with the Term Sheet and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending relationships and the existing banking relationships of the Acquired Business, (d) your using commercially reasonable efforts to procure or maintain monitored Public Debt Ratings from two of (i) Moody’s Investors Service, Inc. (“Moody’s”), (ii) Standard & Poor’s Financial Services LLC (“S&P”) and (iii) Fitch, Inc. (“Fitch”), (e) your using commercially reasonable efforts to execute and deliver the Credit Documentation (as hereinafter defined) or, if applicable, one or more Joinder Agreements (as hereinafter defined), in each case as soon as reasonably practicable following commencement of syndication of the Bridge Facility and (f) your making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business, available to attend and make presentations at a reasonable number of meetings with prospective Lenders at times to be mutually agreed.
In order to facilitate an orderly and successful syndication of the Bridge Facility, you agree that until the Syndication Date, the Borrower and its subsidiaries will not, and will use commercially reasonable efforts to cause the Acquired Business and its subsidiaries to not, issue, announce, offer, place or arrange debt securities or any syndicated credit facilities of the Borrower or its subsidiaries (other than (i) the Senior Notes, (ii) a Qualifying Term Loan Facility agreed by the Lead Arranger, (iii) the extension of, increase of the commitments under or, to the extent agreed by the Lead Arranger, other amendment, refinancing or replacement of the Existing Revolving Facility; provided, no such extension, increase, amendment, refinancing or replacement shall cause or permit more than $900,000,000 of aggregate commitments to be outstanding under the Existing Revolving Facility (or any amendments, replacements or refinancings thereof) without our express written consent, (iv) any debt or financing permitted to be incurred by the Acquired Business pursuant to the Merger Agreement and (v) any other financing agreed by the Lead Arranger), in each case if such issuance, announcement, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Bridge Facility.
Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (i) none of the paragraphs of this Section 2 shall constitute a condition to the commitments

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hereunder or the funding of the Bridge Facility on the Closing Date (except to the extent also set forth in Section 5 hereof or Exhibit B hereto) and (ii) the Commitment Parties’ commitments hereunder are not subject to the commencement or completion of a syndication of the Bridge Facility or to receipt of any Public Debt Ratings from Moody’s, S&P or Fitch.
It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication of the Bridge Facility in consultation with you, including decisions as to the selection of prospective Lenders (subject to your consent, to the extent expressly set forth herein, not to be unreasonably withheld or delayed) and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Term Sheet and Fee Letter.
2.Information Requirements. You hereby represent and warrant that (a) all information, other than Projections (as defined below), other forward-looking information and information of a general economic or industry nature (the “Information”), that has been or is hereafter made available to the Lead Arranger or any of the Lenders by or on behalf of you or any of your representatives or by or on behalf of the Acquired Business or any of its representatives in connection with any aspect of the Transactions (which representation and warranty shall be to the best of your knowledge to the extent it relates to the Acquired Business) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (b) all financial projections concerning the Borrower, the Acquired Business and their subsidiaries that have been or are hereafter made available to the Lead Arranger or any of the Lenders by or on behalf of you or any of your representatives or by or on behalf of the Acquired Business or any of its representatives (the “Projections”) and all other forward-looking information concerning the Borrower, the Acquired Business and their subsidiaries similarly made available have been or will be prepared in good faith based upon reasonable assumptions at the time made and at the time such Projections or forward-looking information are furnished to the Lead Arranger or any Lender. You agree that if at any time prior to the later of the Closing Date and the Syndication Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct at such time. In issuing this commitment and in arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.
You acknowledge that (a) the Lead Arranger on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on SyndTrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Business, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.
Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our

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request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.
You agree that the Lead Arranger on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Bridge Facility and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Bridge Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without further discussions with you. You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.
3.Fees and Indemnities.
(a)You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”). You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including the reasonable fees, disbursements and other charges of one primary counsel to the Lead Arranger, the Administrative Agent and the Lenders, and, if necessary, one special counsel in each applicable specialty and one local counsel in each applicable jurisdiction (and, in each case, conflicts counsel of the foregoing types for each relevant group of similarly-situated persons subject to a conflict of interest (together, “Legal Fees”)), and due diligence expenses) incurred in connection with the Bridge Facility, the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under the Bridge Facility; provided that prior to the Closing Date, your obligation under this clause shall be limited to reimbursement of Legal Fees. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.
(b)You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates and controlling persons, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of one primary counsel and, if necessary, one special counsel in each applicable specialty and one local counsel in each applicable jurisdiction, in each case to the Indemnified Parties, taken as a whole (and, in each case, conflicts counsel of the foregoing types for each relevant group of similarly-situated persons subject to a conflict of interest)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any similar transaction and any of the other transactions contemplated thereby or (b) the Bridge Facility and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (x) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence or willful misconduct, (ii) such Indemnified Party’s material breach of its obligations under this Commitment Letter or (iii) any such investigation, litigation, claim, proceeding or defense not involving an act or omission by you or any of your affiliates

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and that is brought by an Indemnified Party against another Indemnified Party (other than in its capacity as Lead Arranger (or similar agent) or Administrative Agent) or (y) results from a settlement entered into without your consent (not to be unreasonably withheld) (it being understood that such indemnity shall apply if settled with your consent or if there is a final judgment in any applicable proceeding). In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors, the Acquired Business or their subsidiaries, affiliates or equity holders, or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Acquired Business or your or their subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Bridge Facility, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no party hereto and no Indemnified Party shall be liable for any indirect, special, punitive or consequential damages in connection with its activities relating to the Bridge Facility (except to the extent payable by the Borrower pursuant to the foregoing indemnity). Notwithstanding any other provision of this Commitment Letter, no party hereto and no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such party or Indemnified Party, as applicable, as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault by or on behalf of such Indemnified Party.

4.Conditions to Financing. The Initial Lender’s commitment hereunder is subject solely to the satisfaction of the conditions set forth on Exhibit B.
Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the only representations the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (a) the representations made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or a subsidiary of yours has) the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement (as hereinafter defined), as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (b) the Specified Representations (as hereinafter defined). For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate status, corporate power and authority to enter into the Credit Documentation; due authorization, execution, delivery and enforceability of the Credit Documentation; in respect of the Credit Documentation, no conflicts with charter documents or material debt instruments with an aggregate principal and/or committed amount equal to or greater than $200,000,000 (pro forma for the Transactions); solvency (to be determined in a manner consistent with the solvency certificate to be delivered substantially in the form set forth in Annex I); Federal Reserve margin

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regulations; the U.S.A. Patriot Act; use of proceeds not violating OFAC or other laws against sanctioned persons or the Foreign Corrupt Practices Act; Investment Company Act; and absence of payment (in respect of the Bridge Facility) or bankruptcy event of default. Notwithstanding anything herein to the contrary, the terms of the Credit Documentation will be such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions set forth in this Section 5 and in Exhibit B are satisfied (or waived). This paragraph is referred to as the “Certain Funds Provision.”
5.Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed by you in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your directors, officers, employees, agents, accountants, attorneys and other professional advisors in connection with the Transactions, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case your agree to inform us promptly thereof), (iii) in the case of the Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) as you may determine is reasonably advisable to comply with your obligations under securities and other applicable laws and regulations, (iv) this Commitment Letter and the Fee Letter (redacted in a manner reasonably satisfactory to us) may be disclosed on a confidential basis to the directors, officers, employees, agents, accountants, attorneys and other professional advisors of the Acquired Business in connection with their consideration of the Transactions and (v) in the case of Exhibit A and its contents only to the rating agencies in connection with their consideration of the Transactions.
The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case (except with respect to any audit or examination conducted by bank accountants or any self-regulatory or governmental or regulatory authority exercising examination or regulatory authority) the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by the Commitment Parties, (iv) to the Commitment Parties’ affiliates and the Commitment Parties’ and such affiliates’ directors, officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is or was independently developed by the Commitment Parties, (viii) to actual or prospective, direct or indirect counterparties (or their advisors) to any swap or derivative transaction relating to the Borrower, the Acquired Business or any of their respective subsidiaries or any of their respective obligations; provided that the disclosure of any such information to any actual or prospective, direct or indirect counterparty (or their advisors) to any such swap or derivative transaction shall be made subject to the acknowledgment and acceptance by such counterparty (and their advisors, as applicable) that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party) in accordance with customary market standards for dissemination of such type of information or (ix) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially

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similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material).
The immediately preceding two paragraphs shall terminate on the second anniversary of the date hereof.
You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Borrower, the Acquired Business and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Borrower, the Acquired Business or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Bridge Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the U.S.A. Patriot Act, and that such information may be shared with Lenders.
6.Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 9 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and

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notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Bridge Facility.
7.Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.
This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur), (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a condition precedent to your (or your affiliates’) obligation to consummate the Acquisition or such failure gives you the right to terminate your (or your affiliates’) obligations under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws and judicial decisions of the State of Delaware applicable to agreements executed and performed entirely within such State without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.
Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.
This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter

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may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.
This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). The Initial Lender may assign all or a portion of its commitment hereunder to one or more prospective Lenders (i) that are approved by you (such approval not be unreasonably withheld or delayed), or (ii) that (x) you have identified to us in writing on or prior to the date hereof or (y) constitute lenders under the Existing Revolving Facility (as defined below) (each such person described in this clause (ii), a “Permitted Assignee”), whereupon the Initial Lender shall be released from all or the portion of its commitment hereunder so assigned; provided that no such assignment shall relieve the Initial Lender of its obligations hereunder, except to the extent such assignment is evidenced by at our election, (i) a customary joinder agreement (a “Joinder Agreement”) or an amendment and restatement of this Commitment Letter, in each case reasonably satisfactory to us and you, pursuant to which such lender agrees to become party to this Commitment Letter and extend commitments directly to you on the terms set forth herein, and which shall not add any conditions to the availability of the Bridge Facility or change the terms of the Bridge Facility or increase compensation payable by you in connection therewith except as set forth in the Commitment Letter and the Fee Letter, or (ii) the Credit Documentation. For the avoidance of doubt, the Borrower hereby consents to assignments of the Bridge Facility to Permitted Assignees after the Effective Date (as defined below). Additionally, the parties hereby agree that MLPFS may, without notice to, or the consent of, you or any other person, assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.
Any and all obligations of, and services to be provided by Bank of America hereunder (including, without limitation, the Initial Lender’s commitment) may be performed and any and all rights of Bank of America hereunder may be exercised by or through any of its respective affiliates or branches and, in connection with such performance or exercise, Bank of America may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to Bank of America hereunder.
Please indicate your acceptance of the terms of the Bridge Facility set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter, and paying the fees specified in the Fee Letter to be payable upon acceptance of this Commitment Letter with respect to the Bridge Facility by wire transfer of immediately available funds to the account specified by us, not later than 5:00 p.m. (New York City time) on May 8, 2017 whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of each Commitment Party hereunder (or under the Credit Documentation, as applicable) will expire on the earliest of (a) the Termination Date (as defined in the Acquisition Agreement as in effect on the date hereof), (b) the closing of the Acquisition without drawing on the Bridge Facility, (c) the execution of the Credit Documentation (the “Effective Date”), (d) the date that the Acquisition Agreement is terminated or a public announcement by you of your intention not to proceed with the Acquisition and (e) receipt by Bank of America of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full.
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We are pleased to have the opportunity to work with you in connection with this important financing.
Very truly yours,
BANK OF AMERICA, N.A.
By:    /s/ Nicholas Cheng
Name: Nicholas Cheng
Title: Director
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Wajeeh Fahem
Name: Wajeeh Fahem
Title: Managing Director

Signature Page to Commitment Letter - Project Kansas
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Accepted and agreed to as of the date first written above:
COACH, INC.

By:	/s/ Victor Luis
Name: Victor Luis
Title: Chief Executive Officer

Signature Page to Commitment Letter - Project Kansas
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EXHIBIT A
SUMMARY OF TERMS AND CONDITIONS
BRIDGE FACILITY
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

Borrower:	Coach, Inc., a Maryland corporation (the “Borrower”).

Guarantors:
The Bridge Facility (as defined below) shall be guaranteed (the “Guarantees”) by (i) all of the Borrower’s domestic “significant subsidiaries” on terms, and subject to exceptions, substantially similar to the Existing Revolving Facility (as defined below) and (ii) any other person that is a borrower or issuer with respect to, or that guarantees or is required to guarantee, the Existing Revolving Facility (or any credit facility that replaces or refinances the Existing Revolving Facility) or any senior notes of the Borrower (collectively, the “Guarantors”); provided that each such person’s Guarantee shall be released if such person’s guarantee of the Existing Revolving Facility is released.

Transactions:
The Borrower intends to acquire (the “Acquisition”) a company previously identified to the Lead Arranger and code named “Kansas” (the “Acquired Business”), pursuant to an Agreement and Plan of Merger (together with the schedules and exhibits thereto, the “Acquisition Agreement”), dated as of May 7, 2017, between the Borrower, Merger Sub (as defined below) and the Acquired Business for an aggregate cash consideration to be paid in connection with the Offer as set forth in the Acquisition Agreement (“Offer Consideration”). Such Acquisition will be effected through (i) the purchase of shares of the common stock of the Acquired Business by a direct or indirect wholly-owned domestic subsidiary of the Borrower (the “Merger Sub”) in the “Offer” (as defined in the Acquisition Agreement) and (ii) on the Closing Date (as defined below), promptly following the closing of the Offer, the merger (the “Merger”) of Merger Sub with and into the Acquired Business pursuant to Section 251(h) of the Delaware General Corporation Law, with the Target surviving such Merger as a direct or indirect wholly-owned subsidiary of the Borrower. The date of consummation of the Acquisition, Offer and Merger (and the date on which the Bridge Facility shall be available) is referred to herein as the “Closing Date.” In connection with the Acquisition, the Borrower intends to (a) obtain a 364-day senior unsecured bridge term loan credit facility described below under the caption “Bridge Facility” and (b) pay the fees and expenses incurred in connection with the foregoing (the “Transaction Costs”). It is anticipated that some or all of the Bridge Facility will be replaced or refinanced by the issuance of senior unsecured notes by the Borrower through a public offering or in a private placement (the “Senior Notes”). The transactions described in this paragraph are collectively referred to herein as the “Transactions.”

Administrative

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Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent for the Lenders (the “Administrative Agent”).
Sole Lead Arranger

and Sole Bookrunner:
Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”) will act as sole and exclusive lead arranger and sole and exclusive bookrunner for the Bridge Facility (the “Lead Arranger”).

Lenders:
Bank of America and other banks, financial institutions and institutional lenders selected by the Lead Arranger, subject to approval by the Borrower to the extent expressly contemplated hereby (such approval not to be unreasonably withheld or delayed).

Bridge Facility:	A 364-day senior unsecured bridge term loan credit facility in an aggregate principal amount in U.S. dollars of up to $2,100,000,000 (the “Bridge Facility”).

Purpose:	The proceeds shall be used by the Borrower (i) to pay the Offer Consideration and (ii) to pay the Transaction Costs.

Availability:	The Bridge Facility shall be available in a single draw on the Closing Date.

Interest Rates and Fees:	As set forth in Annex I hereto.
Calculation of Interest

and Fees:
Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs, changes in capital adequacy, liquidity and capital requirements or their interpretation (including pursuant to Dodd-Frank or Basel III), illegality, unavailability and clear of withholding or other taxes (with customary limitations and exclusions for transactions of this type).

Maturity:	The Bridge Facility will mature on the date that is 364 days after the Closing Date (the “Maturity Date”).

Scheduled Amortization:	None.
Mandatory Prepayments
and Commitment

Reductions:
On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Credit Documentation (as applicable) shall be permanently reduced, and after the Closing Date, the aggregate loans under the Bridge Facility shall be

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prepaid, in each case, dollar-for-dollar, by the following amounts (in each case subject to exceptions to be agreed):
(a) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower and insurance and condemnation proceeds), subject to exceptions to be agreed upon;
(b) 100% of the net cash proceeds received from any incurrence of (and in the case of a Qualifying Term Loan Facility or other indebtedness with conditions precedent no less favorable to the Borrower, commitments in respect of) debt for borrowed money (including, without limitation, any Senior Notes) other than (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) debt of the Borrower or any of its subsidiaries incurred in the ordinary course under that certain Amended and Restated Credit Agreement, as amended and restated as of March 18, 2015, by and among the Borrower, the foreign subsidiary borrowers party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as in effect on the date hereof, and as otherwise amended with the consent of the Lead Arranger, the “Existing Revolving Facility”), not in excess of $300,000,000 in aggregate principal amount outstanding at any time and (iii) other debt for borrowed money to be agreed upon; provided, notwithstanding the foregoing, this clause (b) shall not reduce commitments in respect of (or require prepayment of) the Bridge Facility due to any drawing or borrowing of a Qualifying Term Loan Facility if and to the extent the commitments in respect of the Bridge Facility were previously reduced upon the effectiveness of the applicable Qualifying Term Loan Facility and further reduction or prepayment would be duplicative thereof; and
(c) 100% of the net cash proceeds received from any issuance of equity or equity-linked securities in a public offering or private placement by the Borrower or any of its subsidiaries, subject to exceptions to be agreed upon; and
(d) 100% of the committed amount of any term loan credit facility entered into for the purpose of financing the Transactions (such reduction to occur automatically upon the effectiveness of definitive documentation for such term loan credit facility and receipt by the Lead Arranger of a notice from the Borrower that such term loan credit facility constitutes a Qualifying Term Loan Facility (as defined below)).
“Qualifying Term Loan Facility” shall mean a term loan facility entered into by the Borrower for the purpose of financing the Transactions that is subject to conditions precedent to funding that are no less favorable to the Borrower than the conditions set forth herein to the funding of the Bridge Facility, as determined by the Borrower in its reasonable discretion.

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The Borrower shall give the Administrative Agent prompt written notice of any commitment reduction or prepayment required pursuant to this section.
In addition, the commitments shall terminate on the earliest of (a) the Termination Date (as defined in the Acquiring Agreement as in effect on the date hereof), (b) the closing of the Acquisition without drawing on the Bridge Facility, (c) the date that the Acquisition Agreement is terminated or there is a public announcement by the Borrower of its intention not to proceed with the Acquisition and (d) receipt by the Administrative Agent of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full.
Optional Prepayments and

Commitment Reductions:
The Bridge Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. The commitment under the Bridge Facility may be reduced permanently or terminated by the Borrower at any time without penalty.

Conditions Precedent
to Borrowing on the

Closing Date:	The borrowing under the Bridge Facility on the Closing Date will be subject solely to the conditions precedent set forth in Section 5 of the Commitment Letter and Exhibit B to the Commitment Letter.

Documentation:
The definitive documentation for the Bridge Facility (the “Credit Documentation”), including the representations and warranties, covenants, and events of default in the Credit Documentation, will be based on the Existing Revolving Facility, with changes mutually agreed between the Borrower and the Administrative Agent. In addition, the Credit Documentation will reflect the terms set forth in the Commitment Letter (including this Term Sheet) and the Fee Letter, and will give due regard to the size of the Borrower and its subsidiaries pro forma for the Transactions. The principles described in this paragraph are referred to herein as the “Documentation Principles.”

Representations and

Warranties:
Limited to the following (subject to the Documentation Principles): (i) organization, powers, subsidiaries; (ii) authorization, enforceability; (iii) governmental approvals, no conflicts; (iv) financial condition, no material adverse change; (v) properties; (vi) litigation; (vii) investment company status; (viii) taxes; (ix) ERISA; (x) disclosures; (xi) Federal Reserve regulations; (xii) no default; (xiii) anti-corruption laws and sanctions (including the U.S.A. Patriot Act, Foreign Corrupt Practices Act and laws with respect to sanctioned persons); (xiv) solvency and (xv) Borrower not an EEA Financial Institution.

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All representations made on the Closing Date shall be made giving effect to the Acquisition.

Covenants:	Affirmative, negative and financial covenants limited to the following (subject to the Documentation Principles):

(a)
Affirmative Covenants: (i) Financial statements and other information; (ii) notices of material events; (iii) existence, conduct of business; (iv) payment of obligations; (v) maintenance of properties and insurance; (vi) books and records, inspection rights; (vii) compliance with laws and material contractual obligations; (viii) use of proceeds and (ix) subsidiary guarantees (if applicable).

(b)
Negative Covenants: Restrictions with respect to (i) indebtedness; (ii) liens; (iii) fundamental changes and asset sales; (iv) investments, loans, advances, guarantees and acquisitions; (v) transactions with affiliates and (vi) restricted payments; in each of the foregoing cases, with such exceptions and thresholds consistent with the Documentation Principles.

All covenants and events of default shall apply commencing on the Effective Date.

(c)	Financial Covenant:

•
Maximum ratio of (x) Consolidated Total Indebtedness plus 600% of Consolidated Lease Expense to (y) Consolidated EBITDAR of 4.00 to 1.00, calculated in a manner substantially similar to the Existing Revolving Facility.

Events of Default:
Limited to the following (subject to the Documentation Principles): (i) nonpayment of principal, interest, fees or other amounts; (ii) any representation or warranty proving to have been inaccurate when made or deemed made; (iii) failure to perform or observe or comply with covenants, conditions and agreements set forth in the Credit Documentation; (iv) cross payment default to material indebtedness; (v) cross default to material indebtedness; (vi) voluntary and involuntary bankruptcy and insolvency defaults; (vii) material unpaid judgments; (viii) customary ERISA defaults; (ix) change of control; and (x) actual or asserted invalidity or impairment of material provision of Credit Documentation (including, without limitation, any Guarantee).

Assignments and

Participations:
Prior to the Closing Date, the Lenders will be permitted to assign commitments under the Bridge Facility with the consent of the Borrower (not to be unreasonably withheld); provided that such consent of the Borrower shall not be required (i) if such assignment is made to another Lender under the Bridge Facility or an affiliate or approved fund of any such Lender (any such person, a “Lender or Affiliate Assignee”) or (ii)

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if such assignment is made to a Permitted Assignee. From and after the Closing Date, the Lenders will be permitted to assign loans under the Bridge Facility with the consent of the Borrower (not to be unreasonably withheld); provided that such consent of the Borrower shall not be required if (i) an event of default is continuing (provided, the standard shall be payment or bankruptcy event of default to the extent the Existing Revolving Facility is amended, refinancing or replaced prior to the Closing Date in a manner that similarly incorporates a payment or bankruptcy event of default standard) or (ii) such assignment is made to a Lender or Affiliate Assignee. Each assignment will be in minimum amounts to be agreed. The Borrower shall be deemed to have consented to any assignment if it shall have failed to respond to a request for consent within five business days. All assignments shall require the consent of the Administrative Agent. The Lenders will be permitted to sell participations in loans and commitments with customary restrictions. Voting rights of participants shall be limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent.

Waivers and Amendments:
Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Bridge Facility (the “Required Lenders”), except that the consent of each Lender will be required with respect to, among other things, (i) increases in commitment amount of such Lender, (ii) reductions of principal, interest, or fees payable to such Lender, (iii) extensions of scheduled maturities or times for payment of the loans or commitments of such Lender, (iv) alterations of certain provisions relating to the pro rata sharing of payments and (v) release of all or substantially all of the value of the Guarantees.

Indemnification:
The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transactions, the Bridge Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, settlement costs and reasonable fees of one primary counsel and, if necessary, one special counsel in each applicable specialty and one local counsel in each applicable jurisdiction, in each case to the Indemnified Parties, taken as a whole (and, in each case, conflicts counsel of the foregoing types for each relevant group of similarly-situated persons subject to a conflict of interest), except, in each case, to the extent such losses, liabilities, claims, damages or expenses resulted from (i) such Indemnified Party’s gross negligence or willful misconduct, (ii) such Indemnified Party’s material breach of its obligations under the Credit Documentation or (iii) any investigation, litigation, claim, proceeding or defense not involving an act or omission by the Borrower or any of its affiliates and that is brought by an Indemnified Party against another Indemnified Party (other than in

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its capacity as Lead Arranger (or similar agent) or Administrative Agent), in each case, as determined by a final, non-appealable judgment of a court with competent jurisdiction. This indemnification shall survive and continue for the benefit of all such persons or entities.

European Union Bail-in:	The Credit Documentation will contain a standard European Union bail-in acknowledgement.

Governing Law:	New York.

Expenses:
If the Closing Date occurs, the Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all Credit Documentation and regardless of whether the Closing Date occurs, the Borrower shall reimburse the Commitment Parties for all Legal Fees. The Borrower will also pay the expenses of each Lender in connection with the enforcement of any of the Credit Documentation related to the Bridge Facility.

Counsel to the
Administrative Agent:         Davis Polk & Wardwell LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction. The Credit Documentation will also contain customary defaulting lender language.

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Annex I
TO EXHIBIT A

Interest Rates:
The interest rates per annum applicable to the Bridge Facility will be, at the option of the Borrower (i) LIBOR (calculated on a 360-day basis) plus the Applicable LIBOR Margin (as hereinafter defined) or (ii) the Base Rate (calculated on a 365/366-day basis) plus the Applicable Base Rate Margin (as hereinafter defined).

The Borrower may select interest periods of one, two, three or six months for LIBOR advances (or, if acceptable to all Lenders, any other period that is twelve months or less). Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.
“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type (and in any event shall not be less than 0%).

Default Interest:
During the continuance of an event of default, overdue portions (including amounts overdue in connection with an acceleration of loans’ maturity, whether or not in connection with a bankruptcy or insolvency proceeding) of loans shall automatically bear interest at the rate otherwise applicable to such loan plus 2%.

Applicable LIBOR Margin:	To be based on public ratings from S&P, Moody’s and/or Fitch for senior unsecured, long-term debt of the Borrower without third-party credit enhancement (the “Public Debt Rating”), as follows:

	Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV
Public Debt Rating	≥ BBB / Baa2 / BBB	BBB- / Baa3 / BBB-	BB+ / Ba1 / BB+	≤ BB / Ba2 / BB
Applicable Margin Rate
Closing Date through 89 days following the Closing Date	125.0 bps	150.0 bps	200.0 bps	225.0 bps
90th day following the Closing Date through 179th day following the Closing Date	150.0 bps	175.0 bps	225.0 bps	250.0 bps
180th day following the Closing Date through 269th day following the Closing Date	175.0 bps	200.0 bps	250.0 bps	275.0 bps
From the 270th day following the Closing Date	200.0 bps	225.0 bps	275.0 bps	300.0 bps

provided (i) if there shall be three Public Debt Ratings and two of the three are the same Pricing Level, the Pricing Level with two Public Debt Ratings shall apply, (ii) if there shall be three Public Debt Ratings and all three shall be different Pricing Levels, the intermediate Pricing Level shall apply, (iii) if there shall be two Public Debt Ratings and a difference of one Pricing Level between them, the higher Pricing Level (with

A-I-1
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Pricing Level I being the highest and Pricing Level IV being the lowest) shall apply, (iv) if there shall be two Public Debt Ratings and a difference of two or more Pricing Levels between them, the Pricing Level that is one Pricing Level lower than the higher of such two Pricing Levels shall apply, (v) if there shall be only one Public Debt Rating, the Pricing Level one below the Pricing Level applicable to such Public Debt Rating shall apply and (vi) if there shall be no Public Debt Ratings, Pricing Level IV shall apply.

Applicable Base Rate Margin:	The greater of (i) 0% and (ii) the Applicable LIBOR Margin minus 1.0%.

Duration Fees:
The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

Undrawn Commitment Fees:
The Borrower will pay a fee (the “Undrawn Commitment Fee”), for the ratable benefit of the Lenders, at a rate per annum equal to 0.175% (the applicable rate, the “Undrawn Fee Rate”), on the undrawn portion of the commitments in respect of the Bridge Facility, which fee shall accrue from and including the later of (x) 45 days after the date of the Commitment Letter and (y) the date of execution of the Credit Documentation (such later date, the “Fee Start Date”), to but excluding the earlier of (i) termination or expiration of the commitments under the Bridge Facility and (ii) the Closing Date (such earlier date, the “Fee Payment Date”), such Undrawn Commitment Fee shall by be due and payable on the Fee Payment Date and shall be calculated based on the number of days (if any) elapsed in a 360-day year.

A-I-2
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Exhibit B
CONDITIONS PRECEDENT TO CLOSING
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.
The initial borrowing under the Bridge Facility will be subject to the following additional conditions precedent:
(i)The Acquisition, the Offer (and the payment of the Offer Consideration in respect of shares initially validly tendered in the Offer), the Merger and the other Transactions shall be consummated substantially concurrently with the closing under the Bridge Facility in accordance with the Acquisition Agreement and the Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders or the Lead Arranger without the Lead Arranger’s prior written consent (it being understood and agreed that (i) any decrease in the Offer Consideration per share in excess of 15% shall be deemed materially adverse to the Lenders and the Lead Arranger, (ii) any decrease in the Offer Consideration per share equal to or less than 15% shall be deemed not materially adverse to the Lenders and the Lead Arranger to the extent such decrease is applied to reduce the Bridge Facility on a dollar-for-dollar basis, (iii) any increase in Offer Consideration that is not funded with equity shall be deemed to be materially adverse to the Lenders and the Lead Arranger, (iv) any modification of the definition of Minimum Tender Condition (as defined in the Acquisition Agreement as in effect on the date hereof) shall be deemed to be materially adverse to the Lenders and the Lead Arranger and (v) any modification of the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) shall be deemed to be materially adverse to the Lenders and the Lead Arranger).
(ii)Since the date of the Acquisition Agreement, there shall not have been any change, effect, event, occurrence, state of facts, or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect (as defined in the Acquisition Agreement).
(iii)The Lead Arranger shall have received for each of the Borrower and the Acquired Business: (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the three most recent fiscal years ended at least 90 days prior to the Closing Date; provided that the Lead Arranger acknowledges that it has received (i) in the case of the Borrower, such financial statements for fiscal years ended June 28, 2014, June 27, 2015 and July 2, 2016 and (ii) in the case of the Acquired Business, such financial statements for fiscal years ended January 3, 2015, January 2, 2016 and December 31, 2016 and (b) U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows for each subsequent fiscal quarter ended at least 45 days before the Closing Date; provided that the Lead Arranger acknowledges that it has received, (i) in the case of the Borrower, the financial statement for fiscal quarters ended October 1, 2016, December 31, 2016 and April 1, 2017 and (ii) in the case of the Acquired Business, the financial statements for fiscal quarter ended April 1, 2017, which financial statements shall, in all material respects, meet the requirements of Regulation S-X under

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the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1.
(iv)The Lead Arranger shall have received a pro forma consolidated balance sheet for the Borrower and the Acquired Business dated as of the last day of the most recently completed fiscal quarter period of the Borrower for which financial statements have been delivered pursuant to paragraph (iii) above and related pro forma consolidated statement of income of the Borrower and the Acquired Business for the most recent fiscal year and most recent interim period of the Borrower delivered pursuant to paragraph (iii) above giving effect to the Transactions as if the Transactions had occurred as of such dates (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement), which financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933.
(v)The Borrower and, if applicable, the Guarantors shall have executed and delivered all Credit Documentation to which it is or, if applicable, they are a party.
(vi)(A) The Administrative Agent shall have received customary legal opinions, corporate organizational documents, good standing certificates, resolutions and other customary closing certificates, and a borrowing notice and (B) subject to the Certain Funds Provision, the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects as of the Closing Date (provided any such representations that are qualified by materiality, material adverse effect or language of similar effect shall be true and correct in all respects as of the Closing Date) .
(vii)The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in the form attached hereto as Annex I certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.
(viii)The Lead Arranger, the Administrative Agent and the Lenders shall have received all fees and expenses required to be paid on or prior to the Closing Date pursuant to the Credit Documentation, Commitment Letter or Fee Letter to the extent a reasonably detailed invoice has been delivered to the Borrower at least two business days prior to the Closing Date.
(ix)To the extent requested by the Lead Arranger or any Lender on or prior to the date that is ten days prior to the Closing Date, the Lead Arranger shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. PATRIOT Act.
(x)The Retired Debt (as defined in the Acquisition Agreement as in effect on the date hereof) shall have been (or shall substantially concurrently be) repaid in full (other than contingent indemnification obligations for which no claim has been asserted and obligations in respect of undrawn letters of credit), all letters of credit outstanding thereunder shall have expired or terminated or been cash collateralized in accordance with the terms of the Revolving Facility (as defined in the Acquisition Agreement as in effect on the date hereof) or other arrangements satisfactory to the issuer of such letters of credit shall have been made, all commitments thereunder shall have been terminated and all liens

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in connection therewith shall have been (or shall substantially concurrently be) terminated and released.

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Annex I
FORM OF SOLVENCY CERTIFICATE
Reference is made to the [Credit Agreement], dated as of [•], 2017 (the “Credit Agreement”), among [•] and [•]. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

The undersigned hereby certifies as follows:
1.I am the chief financial officer of the Borrower.

2.I have reviewed the terms of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3.Based upon my review and examination described in paragraph 2 above, I certify on behalf of the Borrower and its Subsidiaries, on a consolidated basis, that, as of the date hereof and after giving effect to the Transactions and the other transactions contemplated by the Credit Agreement:

(i)The sum of the “fair value” of the assets of the Borrower and its Subsidiaries, taken as a whole, exceeds the sum of all debts of the Borrower and its Subsidiaries, taken as a whole, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

(ii)The “present fair saleable value” of the assets of the Borrower and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liability on debts of the Borrower and its Subsidiaries, taken as a whole, as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

(iii)The capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business in which they are or are about to become engaged.

(iv)The Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts beyond their ability to pay as they mature.

(v)The Borrower and its Subsidiaries, taken as a whole, are presently able to pay their debts as such debts mature.

For purposes of clauses (i) through (v) above, (a) (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (b) the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time has been computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5).

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The foregoing certifications are made and delivered as of [•], 2017.
This certificate is being signed by the undersigned in [his/her] capacity as chief financial officer of the Borrower and not in [his/her] individual capacity.
[Signature page follows.]

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Annex I

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

COACH, INC.

By:____________________________
Name: [•]
Title: [Chief Financial Officer]

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